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                                                                   EXHIBIT 10.15

                       SUMMARY OF CERTAIN COMPENSATION FOR
                     DIRECTORS OF PARK NATIONAL CORPORATION

      ANNUAL RETAINER AND MEETING FEES

      Each director of Park National Corporation ("Park") who is not an employee of Park or one of Park's subsidiaries (a "non-employee director") receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 120 common shares awarded under the Park National Corporation Stock Plan for Non-Employee Directors of Park National Corporation and Subsidiaries (the "Directors' Stock Plan"). During the fiscal year ended December 31, 2005 (the "2005 fiscal year"), each non-employee director also received $750 for each meeting of the Board of Directors of Park attended and $300 for each meeting of a committee of the Board of Directors attended. At the January 17, 2006 meeting of the Board of Directors, the Board approved an increase in the cash compensation to be paid to directors. Effective on and after January 18, 2006, each non-employee director will receive $1,000 for each meeting of the Park Board of Directors attended and $400 for each meeting of a committee of the Park Board of Directors attended. If the date of a meeting of the full Board of Directors is changed from that provided for by resolution of the Board and a non-employee director is not able to attend the rescheduled meeting, he or she receives the meeting fee as though he or she attended the meeting. In addition, each member of the Executive Committee of the Park Board of Directors will receive a $2,500 annual cash retainer and each member of the Audit Committee of the Park Board of Directors (other than the Chair) will receive a $2,000 annual cash retainer. The Chair of the Audit Committee will receive a $5,000 annual cash retainer.

      Each non-employee director of Park also serves on the board of directors of one of Park's subsidiary banks and receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 60 common shares of Park awarded under the Directors' Stock Plan and, in some cases, a specified amount of cash for such service as well as fees for attendance at meetings of the board of directors of the appropriate Park subsidiary bank (and committees of that board).

      C. Daniel DeLawder, William T. McConnell, William A. Phillips and David L. Trautman receive no compensation for serving as members of the Board of Directors of Park or of any subsidiary of Park.

      OTHER COMPENSATION

      William T. McConnell is employed by The Park National Bank, a subsidiary of Park, in a non-executive officer capacity. In such capacity, he received the amount of $33,000 during the 2005 fiscal year. William A. Phillips is employed by Century National Bank, a subsidiary of Park, in a non-executive officer capacity. In such capacity, he also received the amount of $33,000 during the 2005 fiscal year.